Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 Phone (214) 368-2084, Fax (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES

APPOINTMENT OF CHIEF OPERATING OFFICER

DALLAS, TEXAS, April 17, 2015…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that EXCO’s Board of Directors appointed Harold H. Jameson as EXCO’s Chief Operating Officer, effective April 17, 2015. Mr. Jameson most recently served as EXCO’s Vice President of Development & Production with primary responsibilities including EXCO’s horizontal shale development drilling programs in the Haynesville, Eagle Ford and Marcellus assets. Mr. Jameson has served in a Vice President role since March 2011.

Prior to joining EXCO in 2007, Mr. Jameson was employed at Anadarko Petroleum Corporation from 1991 to 2007, and during his career he has had multiple responsibilities in technical or leadership roles including asset management, drilling & completions, production engineering, reservoir engineering, economic evaluations and field development in U.S. onshore and international projects.

Harold L. Hickey, EXCO’s newly appointed Chief Executive Officer and President, commented, “We are pleased that Harold is taking on the role of Chief Operating Officer at EXCO. Harold’s valuable experience within our industry across a variety of operating areas and in various leadership positions makes him exceptionally qualified for this role. Harold is a seasoned and trusted leader who consistently delivers results.”

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana and the Appalachia region.

Additional information about EXCO may be obtained by contacting Chris Peracchi, Vice President of Finance and Investor Relations and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.